ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150113556-39
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/12/2015 11:08 AM
	Entity Number E0163072011-0

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

EMS Find, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors of the Corporation authorized the designation of 1,000,000 shares par value $0.001 of the Corporation's preferred stock as Series A Preferred Stock. The voting powers, preferences, limitations, restrictions are contained in the attached Schedule "A".

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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SCHEDULE "A"

CERTIFICATE OF DESIGNATION PREFERENCES AND RIGHTS of SERIES A PREFERRED STOCK

(Pursuant to Section 78.1955 of the Nevada Revised Statues)

EMS FIND, INC., a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), the Articles of Incorporation of which was filed in the office of the Secretary of State of Nevada on March 22. 2011, hereby certifies that the Board of Directors of the Corporation (the "**Board of Directors**" or the "**Board**"), pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share (the "**Preferred Stock**"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The Shares of the series shall be designated and known as the Series A Preferred Stock of the Corporation. The Series A Preferred Stock shall consist of 1,000,000 shares. Such Series A Preferred Stock is referred to herein as the "**Series A Preferred Stock**".

II. DIVIDENDS

The Holder of Series A Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to any dividends paid on Common Stock.

III. CONVERSION

The Series A Preferred Stock shall not be convertible into Common Stock at any time.

IV. LIQUIDATION PREFERENCE

The Series A Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

V. VOTING RIGHTS

(a) Voting with Common Stock. Each share of the Series A Preferred Stock shall vote together with the holders of the Common Stock and have one thousand (1,000) votes on all matters on which shareholders of the Corporation shall be entitled vote and be entitled to a vote on all matters submitted to the shareholders. For example, if a matter is presented to the shareholders for a vote and there are 10,000 Series A Preferred shares outstanding and entitled to vote on the matter, then the Holder of the Series A Preferred Stock would be granted 10,000,000 votes.

(b) Class Voting Rights. So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 51% of all outstanding Series A Preferred Stock voting separately as a class, (i) Amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-laws of the Corporation, as amended, as to adversely affect the relative rights, preferences, qualifications, limitations, or restrictions of the Series A Preferred Stock, (ii) effect any reclassification of the Series A Preferred Stock.

A class vote on the part of the Series A Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series A Preferred Stock in respect to the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligation of the Corporation.

VI. MISCELLANEOUS

(a) Lost or Stolen Certificates Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (iii) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

(b) Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holder

(c) Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally at the Holder's address appearing on the books of the Company, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 10th day of March, 2015.

EMS FIND, INC.

By: ______________________

Name: Matveev Anton

Title: President and Chief Executive Officer